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                                    EXHIBIT B

                         Letter from Harvard to the Fund

                                                               December 12, 2002

Templeton China World Fund, Inc.
500 East Broward Boulevard
Fort Lauderdale, Florida 33394-3091
Attention:  Secretary

Dear Sir or Madam:

     President and Fellows of Harvard College ("Harvard"), the beneficial owner of 4,934,600 shares of common stock of Templeton China World Fund, Inc. (the "Fund"), hereby notifies the Fund that it intends to submit the following matters for consideration at the Fund's 2003 annual meeting of stockholders:

     (i) RESOLVED: That the stockholders of the Fund recommend that the Board of Directors take all necessary legal and other actions to adopt interval-fund status for the Fund under Rule 23c-3 under the Investment Company Act of 1940, as amended, and, in accordance with such status, to make repurchase offers at three-month intervals for not less than 15% of the Fund's shares of common stock outstanding at the relevant time at net asset value without any repurchase fee, and to effect the first such repurchase offer not later than September 30, 2003. This resolution will be of no effect if stockholders approve a proposal at the Fund's 2003 annual meeting to convert the Fund into an open-end investment company.

     (ii) RESOLVED: That the investment management agreement between the Fund and Templeton Asset Management Ltd. be and it hereby is terminated.


     In accordance with Rule 14a-4(c)(2)(i) under the Securities Exchange Act of 1934, as amended, Harvard hereby notifies the Fund that it intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Fund's voting shares required under applicable law to carry each of the foregoing proposals.

                                          Very truly yours,

                                          PRESIDENT AND FELLOWS OF
                                          HARVARD COLLEGE

                                          By Harvard Management Company, Inc.


                                          By  /s/ Steven Alperin
                                              --------------------

                                          By  /s/ Michael S. Pradko
                                              -----------------------


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